TECNOGLASS ANNOUNCES COMMENCEMENT OF WARRANT EXCHANGE OFFER

AND Initiates Quarterly Dividend of $0.125 Per Share

BARRANQUILLA, Colombia – August 4, 2016 - Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today announced that it has commenced an offer to exchange up to 6,716,161 outstanding warrants for up to 2,686,465 ordinary shares of the Company.

Warrant Exchange Offer

Under the terms of the warrant exchange offer, each of Tecnoglass’ warrant holders will have the opportunity to receive one Tecnoglass ordinary share in exchange for every 2.5 of the Company’s outstanding warrants tendered by the holder and exchanged pursuant to the offer (the Offer”). The Offer will be made to all holders of the Company’s publicly traded warrants to purchase ordinary shares that were issued in connection with its March 2012 initial public offering of units, and all holders of its warrants to purchase ordinary shares that were issued in private placements prior to, or simultaneously with, the consummation of the December 2013 initial business combination.

The Offer will be open for 25 business days starting today, and going through September 8, 2016, at 5:00 p.m. Eastern Time, unless earlier withdrawn or extended by the Company. The terms and conditions of the Offer are set forth in the Prospectus/Offer to Exchange, the Letter of Transmittal and the other related offering materials that are being distributed to the holders of the warrants. To participate in the Offer, holders must tender their warrants in accordance with the instructions included in the offering materials prior to the expiration of the Offer.

The Offer will allow holders of Warrants the opportunity to participate in the newly initiated dividend policy described below.

Dividend

In addition to the Offer, the Company’s Board of Directors has authorized the payment of regular quarterly dividends to holders of ordinary shares at a quarterly rate of $0.125 per share, or $0.50 per share on an annual basis. The first quarterly dividend payment will be made to shareholders of record 15 days after the end of the Offer (currently expected to be September 23, 2016). The dividend will be payable in cash or ordinary shares, at the option of holders of ordinary shares during an election period following the dividend record date. If no choice is made during this election period, the dividend will be paid in shares.

José M. Daes, Chief Executive Officer of Tecnoglass, commented, “We are pleased to commence this warrant exchange offer and also provide the opportunity to return a portion of excess capital to all shareholders through our newly initiated dividend policy.”

No Offer or Solicitation

This announcement is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to tender any warrants. The solicitation of offers to tender warrants in exchange for shares has been made pursuant to the Prospectus/Offer to Exchange filed with the Securities and Exchange Commission (“SEC”) on August 4, 2016, the related Letter of Transmittal and other related documents that Tecnoglass is sending to its warrant holders.

Important Additional Information Has Been Filed with the SEC

SECURITY HOLDERS ARE URGED TO READ THE PROSPECTUS/OFFER TO EXCHANGE AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE WARRANT EXCHANGE OFFER AND RELATED MATTERS. Security holders may obtain free copies of the Prospectus/Offer to Exchange and other documents filed with the SEC by TECNOGLASS through the website maintained by the SEC at www.sec.gov. In addition, copies of the prospectus/offer to exchange and other documents filed with the SEC by TECNOGLASS will be available free of charge on Tecnoglass’ website at www.Tecnoglassxploration.com or by contacting the information agent for the offer.

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.3 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies more than 800 customers in North, Central and South America, with the United States accounting for approximately 60% of revenues in 2015. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), Imbanaco Medical Center (Cali), Trump Plaza (Panama), Trump Tower (Miami), and The Woodlands (Houston). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

Deputy CFO

305-503-9062

investorrelations@tecnoglass.com

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